Exhibit 10.07

                          AGREEMENT FOR
  GILARDONI DISTRIBUTION, MANUFACTURE, LICENSE AND PURCHASE OF
           VIVID PRODUCTS (OPERATOR CONSOLE & SYSTEMS)


Agreement effective August 27, 1997 (Effective Date) between Vivid Technologies, Inc., a Massachusetts corporation having a principal place of business at 10E Commerce Way, Woburn, MA 01801 (USA) and its subsidiaries (hereinafter referred to as "Vivid"), and Gilardoni S.p.A., having a principal place of business at Mandello del Lario (Como), Italy (hereinafter referred to as "Gilardoni").


PART A - INTRODUCTORY MATTERS

1.   Facts.

     Gilardoni is a developer, manufacturer and distributor of a line of FEP brand conventional x-ray-based systems and components, which are used to inspect luggage, mail, parcels, and break bulk cargo, which it distributes in Italy and other countries.

     Vivid is a developer and manufacturer of advanced x-ray inspection systems which are used to inspect airline hold baggage and other luggage, mail, parcels, and break bulk cargo, as well as advanced x-ray inspection technology which offers improved image quality, a proprietary operator interface and automated processing capabilities. Vivid has included this technology in its products, specifically its Operator Console Assembly, and pursuant to a prior agreement titled Distribution and Development Agreement (the "Prior Agreement"), integrated said Operator Console Assembly for use with the data acquisition modules of Gilardoni's FEP ME 640 (the "FEP Platform" as defined below) to develop a "Joint System", as defined herein. Said Prior Agreement is hereby agreed to be terminated, superseded by this
     Agreement,  and  of no further effect as  of  the  Effective
     Date.

     Under this Agreement, Gilardoni will market and sell the Joint System in certain countries and Vivid Systems in Italy, obtain the right to manufacture the Operator Console Assembly in support thereof, including certain parts to be purchased from Vivid, and will be evaluated by Vivid to become a second source to Vivid for x-ray tubes and monoblocs for its whole product range.

     Under a separate agreement of even date herewith, Vivid will distribute Gilardoni's systems in certain other countries of the world, market and sell the Joint System in certain countries, and obtain the right to manufacture the FEP Platform in support thereof, including certain parts to be purchased from Gilardoni, (hereinafter the "Associated Agreement").


2.   Definitions.

     2.1 "Gilardoni System" means the current Gilardoni FEP line of x-ray-based inspection systems, comprising its FEP ME 640 and FEP ME 975 products, used to inspect luggage, mail, parcels, and break bulk cargo, and spare parts therefor.

     2.2  "FEP Platform" means those modules of the Gilardoni FEP
          ME 640 used for data acquisition and/or system control, as described in more detail in Exhibit D hereto, and spare parts therefor.

     2.3  "FEP Products" means the Gilardoni System, and the  FEP
          Platform, including spare parts therefor.

     2.3.1 "Monobloc/Inverter Assembly" means those components of the FEP Platform described as such in Exhibit D hereto, most particularly the "monobloc" and "inverter board set" together with associated cables and parts, to be purchased by Vivid from Gilardoni in connection with its manufacture of FEP Platforms, Joint Systems, and derivative products.

     2.4 "Vivid System" means the current Vivid line of advanced x-ray-based inspection systems, and future developments, used to inspect airline hold baggage, as well as other luggage, mail, parcels, and break bulk cargo; except that the term Vivid Systems shall not include products and technology purchased or licensed from third-parties to the extent that Vivid's agreement with said third-party precludes or prevents Vivid from licensing or selling said product or technology to or through Gilardoni; and spare parts therefor.

     2.5 "Operator Console Assembly" means the Vivid display console and associated software and hardware technology together with associated cables and parts, as described in Exhibit E hereto; and spare parts therefor.

     2.6 "Joint System" means an x-ray-based inspection system used to inspect luggage, mail, parcels, and/or break bulk cargo, consisting of the Gilardoni FEP Platform and the Operator Console Assembly, and spare parts therefor.

     2.7  "Vivid  Product"  means  the  Vivid  System,  and   the
          Operator Console Assembly (but only as incorporated into the Joint System, or as sold as an upgrade for the Gilardoni System), and spare parts therefor.

     2.8 "Proprietary Information" means all confidential or trade secret information so designated by a disclosing party in writing. If Proprietary Information is disclosed in one or more documents, the disclosing party shall identify said document in writing as containing proprietary or confidential information, either by providing a proprietary or confidential or similar legend on such document, or by providing, with the document, a separate writing which identifies the documents as containing proprietary or confidential information. If Proprietary Information is only disclosed orally or made available by inspection, the disclosing party shall, within thirty (30) days after such disclosure, deliver to the receiving party a written description of such Proprietary Information identifying where appropriate the place and time of such oral disclosure, and the names of representatives of the receiving party to whom such disclosures were made. Proprietary Information shall not include information which: (a) is or becomes in the public domain through no action of the receiving party; or (b) is generally disclosed to third parties by disclosing party without restriction on such third parties; or (c) is independently developed by the receiving party without reference to disclosing party's Proprietary Information; or (d) is received by the receiving party from a third party which has the right to disclose such information and without violation of this Agreement; or
          (e) is approved for release by written authorization of disclosing party; or (f) is disclosed pursuant to an order of a court or governmental agency, providing that the receiving party notifies disclosing party and affords it an opportunity to oppose such order.

     2.9 "Manufacturing Information" means all Proprietary Information and other information necessary to manufacture, test, install, service and use the item in question and all subassemblies thereof, including a bill of materials, and all technical and engineering information, know how, trade secrets, proprietary information, and data relating thereto, and the documentation listed in Exhibit C hereto.

     2.10 "Cost Plus" means direct costs of direct materials  and
          labor,  and  indirect  manufacturing  labor,  plus   an
          allocation of 35% of said amount to cover overhead.


PART B - GILARDONI'S DISTRIBUTION RIGHTS

3.   Appointment and Territory.

     3.1  For  the  Term of this Agreement Vivid hereby  appoints
          Gilardoni as:

          (a)(i) the exclusive distributor of Vivid Systems for installation in Italy.

          (a)(ii) the exclusive distributor of Vivid's Operator Console Assembly but only as incorporated into the Joint System, or as an upgrade for the Gilardoni System, in Italy, Cyprus, Bulgaria, Tunisia, Brazil, Argentina, and Romania, as well as Libya and Iran at such time as the United States Government permits export of these products and U.S.-source technology thereto (and subject to Section 23.3 hereof).

          (b) rights for the country of Greece shall be allocated among the parties at a later time

          Gilardoni agrees not to solicit any order for installation of any Vivid Product outside of its respective territories therefor, or except as permitted by this Agreement without Vivid's advance written consent. Gilardoni is not prohibited from accepting orders for Vivid Products from customers in the European Union, for installation in the European Union but outside the Gilardoni territories described above, provided that it first demonstrates by documentary evidence that (1) the customer initiated the transaction, and (2) it took no action to solicit the order.

     3.2 During the Term of this Agreement without the advance written consent of the other party:

          (a)  Neither Gilardoni nor Vivid shall market  or  sell
          for   installation  any  x-ray-based  system  from  any
          manufacturer other than Gilardoni or Vivid to inspect luggage, mail, parcels, or break bulk cargo; and

          (b) Vivid will not itself market or sell Vivid Products or any other x-ray based system to inspect luggage, mail, parcels, or break bulk cargo for installation in the territories assigned exclusively to Gilardoni, and will not appoint any other reseller or distributor with any right to market or sell Vivid Products in the territories assigned exclusively to Gilardoni.


4.   Marketing and Promotion.

     4.1 Gilardoni will be solely responsible for all marketing and sales of Vivid Products purchased pursuant to this Agreement. Gilardoni and Vivid will work together to develop appropriate marketing plans as reasonable and necessary to promote the Vivid Product and the Joint System.

     4.2 Vivid hereby grants Gilardoni a non-exclusive, non-transferable license to represents itself as an "Authorized Distributor" of Vivid Systems and the Operator Console Assembly in its respective territories therefor, and to use the Vivid trademarks identified in Exhibit A hereto in connection therewith. To the extent that Gilardoni so represents itself with respect to any item manufactured by Gilardoni as permitted by this Agreement, Gilardoni will cause all such equipment to be manufactured to product and quality specifications at least equal to those utilized by Vivid. Vivid may monitor Gilardoni's compliance with this requirement.

     4.3 Gilardoni may also distribute Vivid Systems and the Joint System in its respective territories therefor under its sole trademark, either by itself, or in conjunction with Vivid's trademarks.

     4.4 Gilardoni shall not register any Vivid trademarks in any jurisdiction, but may request that Vivid register or obtain appropriate legal protection for the Vivid trademarks identified in Exhibit A hereto in the Gilardoni Territory. Any such registration shall be owned by Vivid. Payment of any registration or other fees required in connection therewith shall be agreed on a case-by-case basis.



PART C - PURCHASE TERMS

5.   Purchase prices, payment and taxes.

     5.1 Vivid agrees to sell and Gilardoni agrees to purchase Vivid Systems, services and Operator Console Assemblies listed on Exhibit B hereto in accord with the terms of this Agreement. Prices are quoted in U.S. Dollars as set forth in Exhibit B hereto, provided that: (i) lower prices to meet individual customer situations may be negotiated on a case-by-case basis; and (ii) if Vivid offers to any other non-end user party lower prices and/or more advantageous terms for any of the products, components or services offered pursuant to this Agreement to Gilardoni, it shall offer the same prices and/or terms to Gilardoni.

     5.2 Except as levied by the Government of the United States or its constituent jurisdictions, Gilardoni will pay or reimburse Vivid for any taxes, VAT, import duties or other government charges however designated, arising from or based upon Vivid's sale of the FEP Products or Monobloc/Inverter Assemblies to Gilardoni ("Taxes"), but not including any income or corporate excise tax assessed against, or levied on, Vivid. If applicable, Gilardoni shall furnish Vivid with whatever certificates or other instruments may be necessary or appropriate to evidence that Vivid's sales of the FEP Products or Monobloc/Inverter Assemblies to Gilardoni are not subject to Taxes under applicable law.

     5.3 Payment for all Vivid Products ordered under this Agreement (unless otherwise agreed in writing in advance with respect to a specific order) shall be due thirty (30) days after Delivery). Payment terms are subject to change upon mutual agreement between Gilardoni and Vivid.

     5.4 All payments pursuant to this Agreement shall be made by bank transfer in U.S. dollars available at Vivid's bank.


6.   Forecasts,   Purchase  Orders,  Product   Integration,   and
     Shipping.

     6.1 Forecast of Demand. Within thirty (30) days from the date of last signature of this Agreement, Gilardoni shall deliver to Vivid an initial forecast specifying the quantities of Vivid Systems and Operator Console Assemblies to be purchased by Gilardoni and supplied by Vivid during each month of the following two quarters (the "Initial Forecast"). Thereafter, within ten days of the start of each calendar month, Gilardoni shall deliver to Vivid a "rolling" forecast specifying the quantities of Vivid Systems and Operator Console Assemblies to be purchased by Gilardoni and supplied by Vivid during each month of the following two quarters (the "Rolling Forecast"). The Initial Forecast and each Rolling Forecast shall be considered a firm purchase order committing both parties with respect to the purchase and sale of Vivid Systems and Operator Console Assemblies over the first three months thereof in accordance with Section 6.2, provided that Gilardoni's maximum forecast of Vivid Systems and Operator Console Assemblies over the first three months forecasted shall be ten (10) units of each. As part of the Initial Forecast, Gilardoni shall specify firm dates for delivery of product to be delivered in each of the first three months of said Initial Forecast ("Firm Delivery Dates"). As part of each subsequent Rolling Forecast, Gilardoni shall specify Firm Delivery Dates for the third month thereof. Forecasts of quantities to be purchased in the subsequent quarter, in the Initial Forecast and Rolling Forecast, shall be used by Vivid for purposes of planning and manufacture of Vivid Systems and Operator Console Assemblies for inventory purposes, but Gilardoni shall not be bound by said subsequent quarter forecast, nor shall Gilardoni be liable to Vivid with respect to any changes thereto.

     6.2 Within ten (10) days following its receipt of the Initial Forecast, and each Rolling Forecast, Vivid (a) may modify the Firm Delivery Dates for product to be delivered in the third month of said Rolling Forecast (each month in connection with the Initial Forecast) if the quantities of Products so ordered makes this necessary to fit its production capabilities, provided always that said modified Firm Delivery Dates shall be within thirty (30) days of the initial Gilardoni-requested Delivery Date; (b) shall otherwise confirm Firm Delivery Dates requested for each of the first three (3) months thereof and its general capability to provide the numbers forecasted for delivery during the subsequent quarter.

     6.3 In the event that Vivid does not meet Gilardoni's demand for all or any part of the Vivid Systems or Operator Console Assemblies ordered pursuant to Section
          6.1  for  any  week for any reason and not withstanding
          Section 23.2 of this Agreement, Gilardoni's purchase price therefor shall be reduced by two percent (2%) for each week of delay in Delivery with a maximum price reduction of eight percent (8%). Except as otherwise provided in this Agreement or agreed in writing between the parties with respect to a specific order, this reduction shall be in lieu of any other right to claim damages for delay in Delivery of the subject products.

     6.4 Unless otherwise agreed with respect to a specific order of Vivid Systems or Operator Console Assemblies, all prices pursuant to this Agreement are quoted, and product delivery (Delivery) will be ex-works (Incoterms
          1990), packed for air shipment in accord with Vivid's standard procedures. Upon Gilardoni request, Vivid will arrange for drop shipment of Vivid Product (and Joint Systems) to Gilardoni customers, or other packaging, in accord with Gilardoni's instructions, provided that Gilardoni shall be responsible for all associated risk and shipping, customs, taxes, insurance, and whatever other charges are payable with respect thereto. Provided that Gilardoni first establishes credit terms reasonably acceptable to Vivid, Vivid shall advance and invoice said amounts to Gilardoni, said invoices to be due and payable as agreed.

     6.5 Gilardoni shall stock spare parts to meet anticipated demand. However, from time to time Gilardoni may be required to order spare parts on an expedited basis. Vivid shall use its best commercial efforts to ship such expedited purchase orders within 24 hours following receipt. Spare parts invoices are due and payable thirty (30) days after receipt.

     6.6 Upon request and in connection with Gilardoni sales of the Joint System, Vivid will provide the service of integrating FEP Platforms with Operator Console Assemblies, and or manufacture thereof, and testing the resulting Joint Systems, using Gilardoni qualified assembly and test procedures, on a schedule and at the Cost Plus Formula set out in Exhibit B hereto.


7.   Installation and Acceptance.

     7.1 Gilardoni shall be solely responsible for installation, on-site testing, and commissioning of all Vivid Product sold hereunder, as well as for customer training, support, warranty, and service. Vivid shall provide to Gilardoni at Vivid's facilities, free of charge, a reasonable training period of up to one (1) week respecting such matters for Vivid Systems and the Operator Console Assembly. Gilardoni shall be responsible for and shall pay all travel and living expenses associated with such training. Gilardoni shall supply such service to customers at the times and for the fees that are normal and customary in the trade and appropriate for the product. Except as specifically provided for in this Agreement, Vivid shall have no obligation or liability for these matters. If Gilardoni fails to offer such service to a customer or abandons a customer contract, Vivid may offer said services directly to said customer, at its sole risk, responsibility, and expense, provided that Vivid informs Gilardoni in advance in writing of its intent to contact said customer, provides Gilardoni with five (5) business days to respond or object, and does not initiate any contact with said customer before expiration of said period and resolution of any
          Gilardoni response or objection. Notwithstanding any other Section of this Agreement, each party (the
          "Indemnifying Party") shall indemnify the other (the "Indemnified Party") for any loss, damages, costs or other expenses incurred by the Indemnified Party arising out of any action undertaken by the Indemnifying Party pursuant to this Section 7.1.

     7.2 Upon request, Vivid will provide installation, on-site testing, commissioning, customer training, support, warranty, and service for product at rates to be negotiated.


8.   Product Warranty.

     8.1 Vivid warrants that Vivid Products and Operator Console Assemblies delivered by Vivid hereunder shall be free from defects in workmanship and material, and shall perform in accordance with their then-current published functional specifications under normal use and proper operating conditions. This warranty will extend for a period of 12 months from the date of customer acceptance, or 16 months from the date of Delivery, whichever is earlier. Vivid agrees to provide extensions to this warranty under reasonable terms to be negotiated with Gilardoni for specific customer situations.

     8.2 In the event that warranted products are deemed defective or otherwise in breach of the warranty set out in Section 8.1. above, Gilardoni shall identify, remove, and return to Vivid the defective product, component, or sub-assembly, and Vivid shall repair or replace, in a timely manner, at its discretion, any such defective product, component or sub-assembly. Warranty claims shall be initiated by contacting Vivid by telephone or facsimile, obtaining a return material authorization number, and shipping items returned under warranty to Vivid's designated facility, freight prepaid by Gilardoni, all in accord with Vivid's then-current returned material authorization procedure,
          Vivid's current returned material authorization procedure is attached as Exhibit F hereto. Vivid shall return items replaced or repaired under warranty as designated by Gilardoni, on a DDP basis (Incoterms
          1990).  Items returned shall become Vivid property.

     8.3 Vivid provides the Additional Warranty that Vivid Products and Operator Console Assemblies provided by Vivid pursuant to this Agreement shall be free of major safety hazards, and for a period of five years from date of customer acceptance will be free of epidemic or systemic failure. A major safety hazard is defined as a defect which prevents the safe operation of the product at its place of installation, such as an electric shock, personal radiation exposure, or fire risk (and not including risks to aircraft, passengers, or operators associated with failure to detect contraband material). A systemic or epidemic failure shall exist when defects of the same root cause occur in any non-expendable parts in ten percent (10%) or greater of Vivid Products or Operator Console Assemblies delivered pursuant to this Agreement within any 24 month period, or the actual Mean Time Between Failure (hereafter "MTBF") of any part of said Vivid Products as delivered is lower than 95% of Vivid's published MTBF figure for said part(s). In such event, Gilardoni and Vivid shall immediately devise a corrective action plan, under which Vivid shall provide all parts, materials and technical assistance, and Gilardoni shall supply all labor, reasonably needed to replace all affected parts in Vivid Products and Operator Console Assemblies purchased and resold pursuant to this Agreement. In the event the expenses of one party associated with said corrective action are more than fifty percent (50%) greater than the expenses of the other party, then Gilardoni and Vivid shall share the cost of such corrective action on an equal basis. Not covered by this Section 8.3 is a change in regulatory requirements.


     8.4 The parties may agree that Vivid Products or Operator Console Assemblies supplied in connection with any individual situation shall meet such other specifications as may be agreed between Vivid and Gilardoni.

10.  Exclusive Warranty.

     10.1 THE WARRANTIES SET OUT IN SECTIONS 8 AND 19A HEREOF ARE EXCLUSIVE, AND NO OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, SHALL APPLY TO THE SUBJECT OF THIS AGREEMENT. VIVID SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


PART C - MANUFACTURING RIGHTS

14.  Vivid Manufacturing Information and Software.

     14.1 Within thirty (30) days of the Effective Date, Vivid will furnish to Gilardoni, on a non-exclusive basis, all Vivid Manufacturing Information related to Operator Console Assembly and will provide pursuant to the Software License set out in Section 19C hereof, such Software as may be needed to test, install, service and use said Operator Console Assembly ("Vivid Software"), all as specified in Exhibit C and Exhibit E hereof. Vivid will not supply Source Code for any Software. Except as expressly provided in Section 19C hereof, Gilardoni shall not modify Software without Vivid's advance written consent. Vivid Manufacturing Information will be prepared by Vivid in English, and shall be in accord with technical standards used by
          Vivid at the time of preparation thereof. Gilardoni will treat all Vivid Manufacturing Information, amendments, updates and revisions thereto, Software, and consulting assistance disclosed or provided pursuant to this Agreement as Proprietary Information and in accord with the provisions of Section 20 hereof.

     14.2 In order to assist Gilardoni in understanding the Vivid Manufacturing Information, and to assist Gilardoni in the manufacture of Operator Console Assembly, Vivid shall upon the request of Gilardoni, provide reasonable consulting assistance by telephone without charge to technically qualified personnel of Gilardoni, subject to the availability of qualified personnel within the employ of Vivid (together with up to one week of on-site consulting assistance without charge, and such additional time as may be reasonably necessary at Vivid's daily rates). Gilardoni shall be responsible for and shall pay all travel and living expenses associated with such assistance.


15.  Manufacturing Rights and Royalties

     15.1 Subject to the terms of this Agreement, Gilardoni may manufacture and have manufactured, in Italy or such other countries of Gilardoni's exclusive territory as may be agreed where such manufacturing is reasonably commercially necessary in connection with Gilardoni's sales and marketing efforts therein (Vivid's agreement thereto shall not be unreasonably withheld, provided that Vivid's intellectual property rights are adequately protected) such quantities of the Operator Console Assemblies and any spare parts therefore as Gilardoni may require to fully execute its rights under this Agreement.

     15.2 In partial consideration of the rights granted to Gilardoni under this Part C, Gilardoni shall pay to Vivid a per unit royalty for each Operator Console Assembly or other device sold or otherwise disposed of
          (a) which incorporates any of the Manufacturing Information (and utilizes Gilardoni's imaging software marketed as of the date of this Agreement but no Vivid Software) provided to Gilardoni pursuant to this Section C at the rate of twelve hundred fifty United States Dollars (US$1,250) for each such device, or (b) which incorporates any Vivid Software (and such Manufacturing Information as Gilardoni shall determine) at the rate of three thousand United States Dollars (US$3,000) for each such device. Except as permitted by this Section, Gilardoni shall for the term of this Agreement, (i) not sell any Operator Console Assembly, or other device which incorporates any of the Manufacturing Information, with any imaging or threat detection software other than Vivid Software or Gilardoni's imaging software marketed as of the date of this Agreement, and (ii) license from Vivid all threat detection and advanced imaging software used in connection with any Operator Console Assembly or other device which incorporates any of the Manufacturing Information.

     15.2.1 Reports and Payments. Within 60 days after the conclusion of each calendar quarter, Gilardoni shall deliver to Vivid a report covering said calendar quarter, listing the number of Licensed Products sold or otherwise disposed of, the countries of installation and the total royalty payable or credited against the Advance Royalty described above. All such reports shall be treated as Proprietary Information and shall not be disclosed to any third party. If no royalties are due or creditable for any calendar quarter, the report so shall state. Concurrent with said report, Gilardoni shall remit to Vivid any royalty payment due for the applicable calendar quarter. Vivid shall instruct Gilardoni as to the method of payment. All other payments pursuant to this Part C shall be made within thirty (30) days of invoice. All payments shall be payable in U.S. dollars.

     15.2.3 Records. Gilardoni shall maintain complete and accurate records of Licensed Products and amounts payable to Vivid in relation to Licensed Products for a period of at least three years after the conclusion of any calendar quarter. Vivid shall have the right, at its expense, to cause such records to be audited during normal business hours by an independent certified public accountant of Vivid's choice for the purpose of verifying any reports and payments delivered under this agreement. In the event any audit performed under this section reveals an underpayment in excess of five percent (5%) in any calendar quarter, Gilardoni shall bear the full cost of such audit. Vivid may exercise its rights under this section once each year with prior reasonable notice. Payments not paid on or before the date such payments are due under this Part C, shall bear interest, to the extent permitted by law under, at 1.5% above the United States prime rate of interest, as reported in the Wall Street Journal, and calculated based on the number of days that payment is delinquent.

16.       Second Source for Vivid components.

     16.1 Vivid shall evaluate Gilardoni as an alternate supplier of monoblocs, x-ray tubes and generators for its other Vivid products in accord with the following criteria:
          Within ninety (90) days following the Effective Date, the parties shall agree upon a plan pursuant to which Vivid shall consider establishing a second source for monoblocs, x-ray tubes and generators for some or all of its products, with appropriate milestone dates, such that Vivid shall use reasonable commercial efforts to complete its evaluation of Gilardoni as a second source for such components within one year of the Effective Date.


18. No Vivid Product Warranty; Gilardoni Solely Responsible; Indemnification & Insurance.

     18.1 Vivid makes no warranty or representation for any purpose with respect to Vivid Manufacturing Information or Software licensed hereunder, except that Vivid shall use its best efforts to verify that such Vivid Manufacturing Information and Software are the same information, data, and software as is used by Vivid and that it has been prepared in accordance with good industry standards. Vivid makes no warranty that said Vivid Manufacturing Information or Software is complete, accurate, or free from defects. Consulting assistance shall be provided in a workmanlike fashion, with no warranty of any particular result. VIVID SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     18.2 VIVID DISCLAIMS ALL WARRANTIES SET OUT IN SECTION 8 OF THIS AGREEMENT WITH RESPECT TO ANY OPERATOR CONSOLE ASSEMBLIES, SOFTWARE, OR OTHER PRODUCT, SERVICE OR ASSISTANCE PROVIDED, MANUFACTURED, SOLD, OR USED PURSUANT TO THIS PART C.

     18.3 Gilardoni shall be solely responsible for all product warranties and all liabilities relating to any product manufactured pursuant to the rights granted by this Part C. Gilardoni shall perform and fulfill all terms and obligations of each such warranty. Vivid shall not have any warranty obligation or liability with respect to such products to subdistributors or customers of Gilardoni.

     18.4 Notwithstanding Section 22 hereof, Gilardoni shall indemnify, defend and hold Vivid and its successors, heirs, and assigns (the "Indemnitee"), against all liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred or imposed by or upon the Indemnitee in connection with any claim, suit, action, demand, or judgment arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action of has any factual basis) concerning any product, process or service that is made, used or sold pursuant to any right or license granted under this Part C; provided, however, that such indemnification shall not apply to any liability, loss, damage or expense to the extent attributable to the grossly negligent activities or intentional misconduct of the Indemnitee or (ii) the settlement of a claim, suit, action or demand by the Indemnitee without prior written approval of Gilardoni.


PART D - GENERAL TERMS

19.  Ownership of Technology; Improvements and New Products.

     19.1 As between Vivid and Gilardoni, each party shall maintain all of its ownership rights in all patents, copyrights, trade secrets, trademarks, designs, and other intellectual property as of the Effective Date hereof. Each party shall own all improvements to its own or the other party's products subject to this Agreement (hereinafter "Improvements") which it may individually make, and may exploit and utilize said Improvements for any purpose whatsoever. Each party shall offer to sell and/or license the other party to purchase, distribute and utilize Improvements pursuant to this Agreement at charges and terms to be agreed.

     19.1.1 The parties may mutually agree to enter into a separate agreement to undertake joint development work, and as to the allocation of any intellectual property rights resulting therefrom. Except as so agreed,
          Improvements which are jointly made shall be jointly owned. Each party shall have the right, in its sole discretion to file, prosecute and maintain at its own expense any application for patent, copyright, or other legal protection in any country on any jointly made Improvement. Each party shall give the other all reasonable assistance in obtaining such patent, copyright, or other legal protection. Title to any such patent, copyright, or other legal protection shall be joint. Each party may exploit and utilize said jointly made Improvement for any purpose whatsoever, without any obligation to account, share revenues, or pay royalties to the other with respect to said Suggestion.

     19.2 For the purpose of clarity, the parties specifically agree that (a) Vivid shall obtain no license or ownership rights, and no right to use FEP Products,
          Monobloc/Inverter Assemblies, or other Gilardoni products, or Gilardoni improvements to any of the above, except as specifically provided in this Agreement; (b) Gilardoni shall obtain no license or ownership rights, and no right to use the Operator Console Assembly or other Vivid products, or Vivid improvements to any of the above, except as specifically provided in this Agreement; (c) Vivid shall obtain no license or ownership rights, and no right to use the Gilardoni Manufacturing Information, Gilardoni Proprietary Information, or Software, relating to the FEP Platform or to any other Gilardoni products except as specifically provided in this Agreement; and (d) Gilardoni shall obtain no license or ownership rights, and no right to use the Vivid Manufacturing Information, Vivid Proprietary Information, or Software, relating to the Operator Console Assembly or to any other Vivid products except as specifically provided in this Agreement.


19A. Intellectual Property Warranty.

     19A.1      Vivid  warrants that as of the Effective Date  of
          this Agreement, to its best knowledge, that in the territories assigned to Gilardoni: (a) the Vivid Products and Operator Console Assemblies do not infringe any trade secret, trademark, patent, copyright or other intellectual property or proprietary belonging to any third party; and (b) no pending patent application of a third party has claims which cover the Vivid Products, or Operator Console Assemblies.

     19A.2      Without  prejudice to Section  19A.1,  Vivid  and
          Gilardoni represent that as of the Effective Date of this Agreement, they have no actual knowledge that current Vivid Products or Operator Console Assemblies infringe any patent belonging to any third party, provided that the parties do not represent that Vivid Products and Operator Console Assemblies do not infringe United States Patent No. 4,366,382, dated December 28,1982, titled "X-Ray Line Scan System For Use In Baggage Inspection", Andreas F. Kotowski, Inventor, initially assigned to Scanray Corporation, Harbor City, California, and purportedly assigned subsequently to EG&G Astrophysics Research Corporation (hereinafter the "EGG Patent"). The parties understand and acknowledge that Vivid and Gilardoni have not conducted any sort of patent search, product review, or clearance review with respect to the Vivid Products or any other Vivid product in connection with this representation or their consideration whether to enter into this Agreement, and that this representation is provided solely on the basis of the parties' general knowledge acquired in connection with their usual ongoing businesses.


19B. Infringement.

     19B.1      In the event that any claim, suit, or other legal
          proceeding is threatened or commenced against Gilardoni that is founded, in whole or in part, on an allegation that any Vivid Product infringes any trade secret, trademark, patent, copyright or other intellectual property rights belonging to a third party, Gilardoni will give Vivid prompt written notice thereof and Vivid may elect to assume primary control of the defense to or settlement of such dispute. Gilardoni shall cooperate fully with Vivid in any such defense, settlement or compromise made by Vivid. Neither Gilardoni nor Vivid shall enter into any settlement agreement or other voluntary resolution of any such claim, suit, or other legal proceeding without obtaining the other's prior written consent thereto. If Gilardoni has complied fully with the procedures set forth in this Section, Vivid will indemnify and hold Gilardoni harmless from and against any loss, cost, damage, or other expenses incurred by Gilardoni as a result of such claim, suit, or legal proceeding. In addition, if a final injunction is obtained against Gilardoni's use of the Vivid Product, or if in the opinion of Vivid the Vivid Product is likely to become subject of a successful claim of infringement, Vivid may, at its option and expense (a) procure for Gilardoni the right to continue distributing and using the Vivid Product, or (b) replace or modify said product so that it becomes non-infringing, or (c) if neither (a) or (b) are reasonably available, accept return of Vivid Product sold hereunder, grant a credit therefore as depreciated on a five-year straight-line basis and terminate this Agreement. This indemnification procedure shall be null and void and
          Vivid shall have no liability to the extent that any claim is based on any use of the Vivid Product in combination with any item not supplied or approved in writing by Vivid, or if the Vivid Product has been tampered with, or modified in any way except as provided in this Agreement without the express written consent of Vivid, or if Gilardoni or its sub-distributor, affiliate, or customer has any property interest in said claim, suit, or legal proceeding, or any license to any right so asserted.


19C.  Software License.

     19C.1        Under   this   Agreement,   computer   software
          ("Software") may be delivered in printed or machine readable form. No Software in source code format will
          be  supplied  pursuant  to this  Agreement.   Title  to
          Software,   including  all  patents,  copyrights,   and
          property rights applicable thereof, shall at all times remain with Vivid. Software is valuable to Vivid and shall be treated as Proprietary Information subject to
          Section 20 of this Agreement. Gilardoni shall maintain all copyright, proprietary, and other notices on the Software. Gilardoni is granted a non-exclusive license for the Term of this Agreement to provide perpetual sub-
          licenses  to  Software  provided  with  Vivid   Product
          purchased   hereunder  to  its  customers  solely   for
          operation, or testing, of Vivid Product (and Joint Systems) purchased pursuant to this Agreement and on which Software is first installed, provided that each such customer first agrees in writing to be bound by terms and conditions equivalent to those contained in
          this  Agreement.   On condition that Vivid  shall  upon
          request, provide information in compliance with EC Council Directive of 14th May 1991 sufficient to create interfaces to other computer programs, Gilardoni shall not decompile, reverse engineer or reverse assemble, analyze or otherwise examine the Software, including any hardware or firmware implementation thereof for the purpose of reverse engineering. Gilardoni is permitted to undertake standard remedial analyses of Software necessary to diagnose problems therewith.


19D. Design Changes and Product Enhancements.

     19D.1      The  parties  agree to each use their  reasonable
          commercial efforts to work together to coordinate their product development efforts with the aim of assuring that (a) the Operator Console Assemblies and FEP
          Platforms distributed by Vivid and Gilardoni are compatible in form and function, and (b) their respective product lines are otherwise compatible. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to limit or otherwise affect either party's right to change or improve any design, technical specification, or capability of its products provided that before making any change to the Operator Console Assembly, Vivid shall: (a) first provide Gilardoni with ninety (90) days advance written notice of any such change and an opportunity to incorporate such change into its products on terms and charges to be agreed; (b) upon Gilardoni's notice that said design change affects the functioning of its products, continue to provide the unchanged Operator Console Assembly for a reasonable period of time to be agreed upon, so that Gilardoni may modify its products in accord with its normal design cycle; and (c) continue to provide spare parts and an upgrade path for customers provided with the old version of the Vivid Product.

     19D.2      From  time  to  time  either  party  may  develop
          enhancements or improvements to its component or the other party's component of the Joint Product. Said party shall notify the other of the details of all such enhancements and improvements and offer to sell or license said enhancement or improvements to the other, and to permit the other to manufacture all such enhancements and improvements pursuant to this Agreement, for reasonable royalties and fees to be agreed.


20.  License and Confidentiality Agreement.

     20.1 Subject to each party's compliance with its obligations under this Agreement, each party grants to the other a license to use all patents and copyrights embodied in its equipment and systems subject to this Agreement, for purposes of designing, integrating, manufacturing, and selling the Joint System during the Term, all in accord with this Agreement.

     20.2 Manufacturing Information and other Proprietary Information will be held in confidence using the same degree of care as receiving party uses for its own information of like importance. Receiving party will disclose said information only to its employees and agents who need to know said information for the performance of this Agreement, and who are bound to protect its confidentiality. At the end of the Term, or upon request of the disclosing party (whichever is earlier), the receiving party shall return or destroy all documents containing such Manufacturing Information and other Proprietary Information except for information necessary to activities which continue to be permitted under this Agreement. In each case, receiving party's counsel may maintain one set of said documents under seal for its records.

     20.3 Both parties acknowledge that the other party has substantial experience and expertise in the technical subject matter of this agreement. Each party may utilize this experience and expertise, as well as Proprietary Information and Manufacturing Information to make improvements and changes to its component of the Joint Product, the other party's component of the Joint Product, and its other products. Nothing in this Agreement shall prevent these activities.

     20.4 Notwithstanding the provisions of Section 20.2 hereof, each party shall be free to use "Residual Information" for any purpose, including the development, manufacture, marketing, and maintenance of products and service. "Residual Information" means Proprietary Information in non-tangible form (that is, not in written or documentary form, including magnetic or electronic form), which may be retained in the minds of those employees and other personnel who have rightfully had access to the Proprietary Information under this Agreement.

     20.5 Information which a party believes to be highly proprietary and to require additional protection, may, upon mutual agreement, be subject to additional confidentiality protections. In such case, the disclosing party shall describe the highly proprietary information to be disclosed, and propose any additional protections to be applied to said information. Receiving party may agree to accept said highly proprietary information under the terms proposed, decline to accept it, or propose alternative terms for disclosing party to accept before receipt of the information.


21.  Term and Termination.

     21.1 This Agreement shall become effective on the effective date hereof, and shall continue for a Term extending for three (3) years thereafter, unless extended or earlier terminated pursuant to this Section. Upon expiration of the Term, this Agreement shall automatically renew for subsequent one (1) year Terms under the same terms and conditions, unless terminated pursuant to the terms of this Section.

     21.2 Gilardoni and Vivid may at any time mutually agree in writing to terminate this Agreement.

     21.3 After two (2) years following the Effective Date, and at any time during any renewal Term of this Agreement, either party may terminate this Agreement on three-hundred sixty-five (365) days advance written notice to the other party for any reason or for no reason.

     21.4 Either party may terminate this Agreement for material default of the other party, effective 30 days following notice to the defaulting party, unless within said 30 days the party receiving said notice takes all reasonable steps to remedy the default, and shall fully remedy said default within 90 days of said notice. If the receiving party does not so fully remedy said default within 90 days of said notice, termination shall become effective without further notice or other action by the terminating party.

     21.5 Either party may terminate this Agreement, effective immediately upon notice, in the event that: (a) proceedings are instituted by the other party in bankruptcy, reorganization, receivership, or dissolution; or (b) proceedings are instituted against the other party in bankruptcy, reorganization, or receivership, or dissolution and such proceedings have not been dismissed or otherwise terminated within 60 days following the date they were initiated; or (c) if the other party makes an assignment for the benefit of creditors.

     21.6 Upon termination or expiration of this Agreement for any reason, neither party shall have any obligation or liability to the other or to any employee, agent or representative of the other for any damages, indemnification, expenditures, loss of profits or prospective profits of any kind, sustained or alleged to have been sustained or arising out of such expiration or termination (not including any claim for monies due under this Agreement for goods purchased, or for damages resulting from breach of any term of this Agreement), both parties hereby irrevocably waiving any such rights granted by the laws of their respective countries or of any other jurisdiction. Both parties hereby covenant and agree that they will bring no action or proceeding of any nature whatsoever in any court, before any tribunal, or under any arbitration proceeding provided for herein, seeking or claiming any such damages, indemnification, expenditures, loss of profits or prospective profits. Each party recognizes and acknowledges that the other party is entering into this Agreement in reliance upon and in consideration of the agreements and covenants contained herein. Each party hereby indemnifies and holds harmless the other party from and against any claim, cost, damages and liability whatsoever asserted by either party or any subdistributor, employee, agent, or representative thereof under any applicable termination, labor, franchise, social security, or similar laws or regulations of any jurisdiction.


22.  LIMITATION OF LIABILITY.

     22.1 NEITHER PARTY'S LIABILITY TO THE OTHER FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL EXCEED THE AGGREGATE PRICE PAYABLE BY GILARDONI UNDER THIS AGREEMENT DURING THE CALENDAR YEAR ENDING ON THE DATE THE CAUSE OF ACTION ACCRUES, OR ONE MILLION UNITED STATES DOLLARS (US$1,000,000), WHICHEVER AMOUNT IS GREATER.

     22.2 NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF ANY PRODUCT OR THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (a) ANY LOSS OF DATA, PROFITS OR USE OF ANY PRODUCTS, OR (b) ANY LIABILITY RELATING, IN ANY WAY, TO ANY ALLEGED OR ACTUAL FAILURE OF ANY PRODUCT OR SYSTEM TO DETECT ANY ITEM OR ITEMS, SUCH AS ONE OR MORE WEAPON(S), EXPLOSIVE(S), OR INCENDIARY DEVICE(S), INCLUDING ANY LIABILITY RELATING, IN ANY WAY, TO DAMAGE OR INJURY TO ANY AIRCRAFT, TERMINAL FACILITY, OR OTHER PROPERTY, OR TO ANY PERSON OR PERSONS.

     22.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER'S CUSTOMERS, SUB-DISTRIBUTORS OR THIRD PARTIES FOR ANY DAMAGES, INCLUDING BUT NOT LIMITED TO: (a) DAMAGES CAUSED BY FAILURE TO PERFORM COVENANTS AND RESPONSIBILITIES, BY REASON OF NEGLIGENCE OR OTHERWISE; (b) DAMAGES CAUSED BY REPAIRS OR ALTERATIONS DONE WITHOUT THE PARTIES' JOINT WRITTEN APPROVAL; (c) DAMAGES DUE TO PRODUCT DETERIORATION DURING PERIODS OF STORAGE; OR (d) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF ANY PRODUCT, OR THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (a) ANY LOSS OF DATA, PROFITS OR USE OF ANY PRODUCTS, OR (b) ANY LIABILITY RELATING, IN ANY WAY, TO ANY ALLEGED OR ACTUAL FAILURE OF ANY PRODUCT OR SYSTEM TO DETECT ANY ITEM OR ITEMS, SUCH AS ONE OR MORE WEAPON(S), EXPLOSIVE(S), OR INCENDIARY DEVICE(S), INCLUDING ANY LIABILITY RELATING, IN ANY WAY, TO DAMAGE OR INJURY TO ANY AIRCRAFT, TERMINAL FACILITY, OR OTHER PROPERTY, OR TO ANY PERSON OR PERSONS; EACH PARTY SHALL INDEMNIFY THE OTHER AGAINST ALL SUCH CLAIMS ASSERTED BY CUSTOMERS OR SUB-DISTRIBUTORS OR OTHER THIRD PARTIES.

     22.4 This  Section 22 shall not apply to Sections 19A,  19B,
          23.3 and 23.4 of this Agreement.


23.  GENERAL

     23.1 Survival.   Sections 2, 8, 10, 18, 19, 19A,  19B,  19C,
          20, 21.6, 22, and 23 shall survive termination of this Agreement. Notwithstanding any termination of this Agreement, Gilardoni shall have the right to purchase, and Vivid agrees to sell, replacement parts for Vivid Products sold pursuant to this Agreement at Vivid's then-standard, commercially reasonable prices for a period extending for ten (10) years from the date of Vivid's last sale to Gilardoni of an Operator Console Assembly, or System pursuant to this Agreement.

     23.2 Force Majeure. Neither party shall be deemed to be in default pursuant to this Agreement so long as its failure to perform any of its obligations hereunder is occasioned solely by fire, labor disturbance, acts of civil or military authorities, acts of God, or any similar cause beyond such party's control.

     23.3 Export Controls. Notwithstanding anything contained in this Agreement to the contrary, each party agrees that it will not in any form export, re-export, resell, ship or divert, or cause to be exported, re-exported, resold, shipped or diverted, directly or indirectly, any product or technical data furnished hereunder or the direct product of any such technical data to any country for which the United States Government or any agency thereof at the time of export or re-export requires an export license or other governmental approval, without first obtaining such license or approval. Each party represents that it is knowledgeable respecting United States export regulations and licensing requirements concerning the subject of this Agreement, and warrants that it shall comply with such regulations and maintain all necessary licenses and permissions. Gilardoni acknowledges receipt of a letter dated 20 May 1997 from James J.
          Aldo, Vice President, Marketing & Sales for Vivid to Richard Bisson of Gilardoni describing certain of these restrictions as of that date.

     23.4 Compliance with Laws. Each party shall comply with all laws, rules, regulations, governmental requirements and industry standards existing with respect to all products subject to this Agreement and its activities in the countries in which it operates, as well as all applicable laws of Italy and the United States, including the United States Foreign Corrupt Practices Act and regulations promulgated thereunder. Notwithstanding Section 22 of this Agreement, each party shall indemnify and hold harmless the other from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred as a result of the indemnifying party's breach of Sections
          23.3 and 23.4 of this Agreement.

     23.5 Assignment. With the exception of sub-licensing rights expressly provided in Section 19D of this Agreement, neither party may assign any of its rights except rights to the payment of money or delegate any of its obligations under this Agreement to any third party without the express written consent of the other. For purposes of this Section 23.5, the term "assignment" shall include the transfer of ownership or management control of either party to any party then manufacturing any x-ray based system used to inspect airline hold baggage or other luggage, mail, parcels, or break bulk cargo. If either party violates this provision, the other party may at its option and upon thirty (30) days notice terminate this Agreement.

     23.6 Notices. Notices required or permitted to be given under this Agreement shall be in writing and mailed, postage prepaid, by first class registered or certified mail, return receipt requested, to the address indicated below:

          If to Vivid:

               Vivid Technologies, Inc.
               10E Commerce Way
               Woburn, MA  01801 (USA)

               Attention:     Mr. Stephen Reber, President & COO
               Copy To:       Law Department


          If to Gilardoni:

               Gilardoni S.p.A.
               Direzione e Stabilimento
               Via Arturo Gilardoni, 1
               22054 Mandello del Lario
               (Como) ITALIA

               Attention:     Mr. Richard Bisson
                              Mr. Andrea Orsini
                              Mr. Marco Gilardoni


          Either party may change its address to be used on notices by giving notice of such change to the other party as provided in this paragraph.

     23.7 Independent Contractor Status. The parties are independent contractors, and this Agreement shall not be deemed to constitute either party the partner, joint venturer, servant, employee, or agent of the other. Neither party has the right, power or authority to obligate the other party under this Agreement to any contract or other obligation.

     23.8 Waiver.   The  waiver of either party of a  default  or
          breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach.

     23.9 Governing Law; Arbitration of Disputes. This Agreement shall be subject to the laws of the State of New York, USA (not including its conflict of laws provisions); and the parties consent to be bound by the provisions of such laws regardless of the forum in which such laws are applied. Notwithstanding the above, any dispute arising out of, or relating to this contract, which the parties have not been able to settle amicably shall be finally settled by
          arbitration,   in   accordance  with   the   Rules   of
          Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be conducted by three (3) arbitrators, consisting of one arbitrator chosen by Gilardoni, one arbitrator chosen by Vivid, and one arbitrator chosen by the two arbitrators so chosen, provided that in the case of any dispute involving a claim of less than five hundred thousand United States Dollars (US$500,000) the parties will jointly choose a single arbitrator, or if they are unable to agree on an arbitrator, an arbitrator will be chosen pursuant to the procedures of the International Chamber of Commerce. The arbitrators shall render their judgment within six (6) months of any notice to arbitrate. The place of arbitration shall be London, England. The governing law of the contract shall be the laws of the State of New York. Proceedings shall be conducted in English. Any arbitrator shall not be entitled to award punitive damages. Judgment upon any arbitration award so rendered may be entered in any court having jurisdiction, or application may be made to any such court for confirmation of such award or a judicial acceptance of such award, and for an order of enforcement or other legal remedy, as the case may be.

     23.10 Insurance. Each party shall maintain, to the extent commercially available, for Term of this Agreement and for five (5) years thereafter, Product Liability insurance covering aviation and other risks related to products purchased or sold pursuant to this Agreement in an amount not less than fifty million United States dollars (US$50,000,000) for any occurrences during the period of the policy.

     23.11 Amendment. This Agreement may not be changed or amended unless in a writing specifically referencing and purporting to amend this Agreement, and signed by both parties.

     23.12 Entire Agreement. This Agreement contains the entire Agreement of the parties, and except for the Agreement for Vivid Distribution, Manufacture and Purchase of Gilardoni Products (Systems & FEP Platform), supersedes all prior agreements, understandings, representations, conditions, warranties, and covenants, whether oral or written, between the parties. The prior Agreement is agreed to be terminated and to be of no further effect.


     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above-written.


GILARDONI, S.p.A.                       VIVID TECHNOLOGIES, INC.


By: /s/ Richard Bisson                  By: /s/ Stephen Reber


Printed Name: Richard Bisson            Printed Name: Stephen Reber


Title: Managing Director                Title: President & COO


EXHIBIT A

                        VIVID TRADEMARKS


Vivid Technologies, Incorporated (LOGO)

APS

H-1

SDE

VIS

VIS-M

VIS-W

VDS-II

VDS-III

Rapid Detection System


EXHIBIT B

                    VIVID PRODUCTS AND PRICES

OPERATOR CONSOLE ASSEMBLIES

               PRICE:    "Cost Plus" a negotiated profit, not to
                         exceed a total price of US$6,100.


VIVID SYSTEMS (AND NEW PRODUCTS AND IMPROVEMENTS)

               PRICE: Ten percent (10%) discount from Vivid list prices. Vivid to consider but have no obligation to grant to Gilardoni a discount from Vivid list prices of up to thirty percent (30%) on a case by case basis, where heavy discounting to the end-user customer so requires.

PRODUCT INTEGRATION SERVICES

               PRICE:    "Cost Plus" a negotiated profit not to
                         exceed 15% of said Cost Plus number.

PACKING FOR AIR SHIPMENT

               PRICE:    "Cost Plus" a negotiated profit, not to
                         exceed 15% of said Cost Plus number.

SPARE PARTS PER SECTION 23.1

               PRICE: "Cost Plus" a negotiated profit, not to exceed 50% of said Cost Plus number, with the total price not to exceed Vivid's then-standard commercially reasonable prices.

EXHIBIT C

                 VIVID MANUFACTURING INFORMATION

All information necessary to manufacture, test, install, service and use the Operator Console Assembly and all subassemblies thereof (not including source code for Software associated therewith), including but not limited to a bill of materials, and all technical and engineering information, know how, trade secrets, proprietary information, and data relating thereto, as specified hereafter:


TITLE                                     DOCUMENTATION #
Assembly, Advanced  Console               1000-10211-02  Rev.A0
(Handcarry/II)
Parts List                                1000-10211-02  Rev.A0

Assembly, ISA Console Transition Board    1100-10080-00  Rev.B0
Parts List                                1100-10080-00  Rev.B0

Assembly, Advanced Console Interface      1100-10081-00  Rev.B0
Board
Parts List                                1100-10081-00  Rev.B0

Cable Assembly, Trans. Board LPT1 to      1200-10315-00  Rev.A0
Bulkhead
Parts List                                1200-10315-00  Rev.A0

Cable Assembly, Trans. Board COM1 to      1200-10316-00  Rev.B0
Bulkhead
Parts List                                1200-10316-00  Rev.B0

Assembly, Procedure for Advanced Console  8000-10211-AP  Rev.B0
Models:  Workstation (1000-10211-01)
Handcarry/VDS II (1000-10211-02)

Assembly, Procedure for Advanced Console  8000-10216-AP Rev. A0
Storage Compartment

  AVAILABLE COMPONENTS FOR A "COMPLETE"
  OPERATOR CONSOLE WORKSTATION ASSEMBLY
Assembly, Advanced Console Pushbutton     1000-10212-00  Rev.A0
Switch
Parts List                                1000-10212-00  Rev.A0

Assembly, Advanced Console Estop Switch   1000-10213-00  Rev.A0
Parts List                                1000-10213-00  Rev.A0

Assembly, Advanced Console Keyswitch      1000-10214-00  Rev.A0
Parts List                                1000-10214-00  Rev.A0

Assembly, Advanced Console Speaker        1000-10215-00  Rev.A0
Parts List                                1000-10215-00  Rev.A0

Assembly, Storage Compartment Advanced    1000-10216-00  Rev.A0
Console
Parts List                                1000-10216-00  Rev.A0

Assembly, Cable Bracket Advanced Console  1000-10218-00  Rev.A1
LPT1 & COM1
Parts List                                1000-10218-00  Rev.A1

Assembly, Advanced Console Touch Pad      1000-10220-00  Rev.A1
Parts List                                1000-10220-00  Rev.A1

Assembly, Computer Enclosure              1000-10225-00  Rev.05
Parts List                                1000-10225-00  Rev.05

Cable Assembly, Speaker Extension         1200-10314-00  Rev.A0
Parts List                                1200-10314-00  Rev.A0

Modified Socket Wrench, 16MM              2000-10060-00  Rev.A0

Housing, Advanced Console                 3000-10303-00  Rev.CO

Plate, Mounting, Advanced Console         3000-10310-00  Rev.A0

Plate, Bottom, Advanced Console           3000-10311-00  Rev.A0

Gasket, Sponge Advanced Console           3000-10312-00  Rev.A0

Backing, Sponge, Advanced Console         3000-10313-00  Rev.A1

Door, Storage Compartment Advanced        3000-10316-00  Rev.A0
Console

Support Storage Compartment Advanced      3000-10319-xx  Rev.A0
Console

Cover, Storage Compartment Advanced       3000-10318-00  Rev.A0
Console

Base Plate, Storage Compartment Advanced  3000-10319-00  Rev.A0
Console
Rod, Storage Compartment Advanced Console 3000-10320-00  Rev.A0

Housing, Computer Enclosure               3000-10326-00  Rev.O2

Door, Computer Enclosure                  3000-10327-00  Rev.O2

Panel, Computer Enclosure                 3000-10328-00  Rev.O2

Gasket, Sponge, Computer Enclosure, Left  3000-10329-01  Rev.O1

Gasket, Sponge, Computer Enclosure, Right 3000-10329-02  Rev.O1

Gasket, Sponge, Computer Enclosure,       3000-10329-03  Rev.01
Bottom

Foam, Packing, Computer Enclosure         3000-10330-00  Rev.O1

PCB, ISA Console Transition Board         3000-10080-00  Rev.B0

PCB, Advanced Console Interface Board     4000-10081-00  Rev.B0

Label, Advanced Console Keypad,           6000-10072-00  Rev.A0
Handcarry/II

Label, Vivid Logo                         6000-10073-00  Rev.A0

Label, Vivid Icon Logo Transfer           6000-10074-00  Rev.O1

PARTS SPECIFICATIONS LISTS
FOR THE FOLLOWING PRODUCTS
600 VA Uninterruptable Power Supply for   0110-10004-00 Rev. A0
230 VAC 50 Hz Applications

Uncased SMT3 Controller for the           0120-10066-00 Rev. A0
ClearTrekT Capacitive Glass Sensor

ClearTrekT Safety Laminated Capacitive    0120-10067-00  Rev.A0
Glass Sensor, 5.75" x 7.65" x 0.125"

200 MHz Pentium Based Tower Computer      0120-10069-02  Rev.C0
System for the APS System

ATI Technologies, "Pro Turbo" Video       0120-10079-00  Rev.A0
Graphics Accelerator for  4Mb PCI Bus
Systems

Desk 34W x 28D x 30H, Rubbermaid, Black   0125-10003-01  Rev.A0

1.0 Meter IEC-320 Jumper Cord Set with    0180-10020-01  Rev.C0
Male/Female Terminations

2.5 Meter IEC-320 Jumper Cord Set with    0180-10020-02  Rev.B0
Male/Female Terminations

24 Inch MicroTouch RS232 Controller Cable 0180-10036-00  Rev.A0

Cable D-Sub 9 Male, Female 1 to 1         0180-10041-02  Rev.A0
WiringThumb Screws 2.5 ft.


Cable D-Sub 25 Male, Female 1 to 1        0180-10042-15  Rev.A0
wiring, with Thumb Screws 15 ft.

Fully Threaded Metric Socket Cap Screw,   0201-10002-06  Rev.A0
M3 x 6mm

Fully Threaded Metric Socket Cap Screw,   0201-10002-12  Rev.A0
M3 x 12mm

Fully Threaded Metric Socket Cap Screw,   0201-10003-05  Rev.A0
M4 x 5mm

Screw, Flat Head, BN  363, M3  x 8mm      0201-10010-08  Rev.A0

Locknut, Nylon Insert 4-40                0215-10134-00  Rev.A0

Nut, Hex M4 BN109                         0216-10005-00  Rev.A0

Nut, Hex M3 BN109                         0216-10006-00  Rev.A0

Nut, Hex, Cap (DIN 917) M5, ZN            0216-10007-00  Rev.A0

Washer, Flat 1/4" SS                      0220-10006-00  Rev.A0

Grommet Edging,  1/16" x 1/8"             0235-10001-02  Rev.A0

Spacer, 8MM OD x 4MM ID x 16MM L, SS      0235-10068-00  Rev.A0

Label, 1" x 2.2" Blank                    0281-10001-00  Rev.A0

Label, 1.9" x 3.2"  Blank Adhesive Back   0281-10002-00  Rev.A0

Compact TO-220 Heat Sink for Limited      0290-10031-00  Rev.A0
Space

PC Input/Output Card Bracket for a 9 Way 0290-10037-00 Rev.A0 and a 25 Way "D" Type Connector

2.5 inch Diameter, 200mW (Maximum)        0290-10039-00  Rev.A0
Speaker

Push Lock, Keylock                        0295-10022-00  Rev.A0

Rubber Button Bumper for a 5/16 Hole in   0295-10095-00  Rev.A0
0.078 Material

Foot, Bumper, Self Lock, .305 Hole        0295-10095-01  Rev.A0

Lock, Cam, .75 DIA x .625 L               0295-10101-00  Rev.A0

Bumper, Rubber Button, 1.88 DIA           0295-10102-00  Rev.A0

Hinge, Concealed, 1.5" x .5"              0295-10104-00  Rev.A0

9 Socket D-Subminiature Open Cover        0300-10006-09  Rev.B0
Insulation Displacement Connector with
Strain Relief and 4-40 Mounting Inserts

2 Pin Locking, Polarizing Straight Header 0300-10010-02  Rev.B0

4 Pin Locking, Polarizing Straight Header 0300-10010-04  Rev.B0

6 Pin Locking, Polarizing Straight Header 0300-10010-06  Rev.B0

0.1" Centers 2 Position Crimp Receptacle  0300-10011-02  Rev.B0

0.1" Centers 3 Position Crimp Receptacle  0300-10011-03  Rev.B0

0.1" Centers 4 Position Crimp Receptacle  0300-10011-04  Rev.B0
Straight, 4 Wall, High Temp,  Low Profile 0300-10012-10  Rev.B0
Header

Connector 26 Pin PCB Header Low Profile   0300-10012-26  Rev.A0
Straight, 4 Wall

10 Contact 0.100 inch by 0.100 inch       0300-10015-10  Rev.B0
Wiremount Connector

26 Contact  0.100 inch by 0.100 inch      0300-10015-26  Rev.B0
Wiremount Connector

Conn. Dsub  25  Pos Socket  Rt Angle PC   0300-10068-25  Rev.A0
MT w/thr inserts

9-Position HD-20 Front Metal-Shell Right- 0300-10127-09  Rev.A0
Angle Posted Connector

Two Pin Right Angle PCB Mount Header      0300-10128-02  Rev.A0

DB-25 Series 318 Right Angle Printed      0300-10135-25  Rev.A0
Circuit Board Mount Connector with
Mounting inserts

Connector D-Sub 25 male IDC ribbon        0300-10136-25  Rev.A0

Contact Pin for 0.1" (Centers) Receptacle 0305-10001-00  Rev.B0

Mounting Hardware, Short Jack  Socket     0306-10005-00  Rev.A0

Long Jack Socket (4-40 x 0.5") with       0306-10006-00  Rev.B0
mounting hardware

Fuse, 1A Sub-mini PC MT                   0312-10100-03  Rev.A0

Power Strip, 10A                          0315-10001-00  Rev.A0

Sealed General Purpose SPDT Printed       0360-10015-01  Rev.B0
Circuit Board Mount Relay with 5 Amp
Contacts and 12 VDC Coil

3.9" x .10" Nylon Cable Tie               0380-10001-00  Rev.B0

Nylon Cable Tie, 0.1 inches Wide by 8     0380-10001-01  Rev.B0
inches Long

Clamp, Cable #8 Mounting Hole             0380-10007-31  Rev.A0
74LS244 Low Power Schottky Octal          0401-10244-00  Rev.B0
Buffer/Line Driver with 3-State Outputs

Octal D-Type Flip Flop with Clear         0401-10273-00  Rev.A0

Voltage Regulator, 3 Terminal, 5V/1.5A    0431-17805-00  Rev.B0

NPN Silicon Darlington Transistor, VCE -  0435-16426-00  Rev.A0
40 Volts (Min), ic=0.5 Amps (Max), Gain =
10,000 (Min)

Diode, Rectifier  IN400I  50V             0436-14001-00  Rev.A0

4.7 Volt 500 Milliwatt Hermetically       0436-15230-00  Rev.A0
Sealed Glass Silicon Zener Diode

Undervoltage Sensing Circuit              0438-13464-00  Rev.A0

0.Inf/50 DC Ceramic Capacitor, Axial Lead 0441-10104-00  Rev.A0

Cap. IMF  35V  Tant  Axial                0445-10105-00  Rev.A0

Capacitor  10 UF  25V Tant Radial Dipped  0445-10106-01  Rev.A0
 .1005P

33 uf/25 VDC Solid Tantalum Resin Dipped  0445-10336-00  Rev.C0
Capacitor

Metal Film Resistor, 1.00 Kohm, 1/4 Watt, 0450-11001-00  Rev.D0
+- 1%, +-100 ppm/oC (maximum)

Metal Film Resistor, 10.0 Kohm, 1/4Watt,  0450-11002-00  Rev.D0
+-1%, +-100 ppm/o C (maximum)

Metal Film Resistor, 2.21 Kohm, 1/4Watt,  0450-12211-00  Rev.B0
+-1%,+-100 ppm/oC (maximum)

Metal Film Resistor, 499 Ohm, 1/4Watt, +- 0450-14990-00  Rev.C0
1%, +-100 ppm/oC (maximum)

1.0 Kohm DIP Resistor Network             0452-10102-00  Rev.A0

Double Pole (Maintained) Panel Switch     0465-10003-01  Rev.A1
with Red Mushroom Cap
Switch, 4POS DIP SPST Rocker              0465-10016-04  Rev.A0

Three Position Ultra Miniature SPDP       0465-10024-00  Rev.A1
Printed Circuit Board Toggle Switch with
Center Off

SPDT Panel Mounted Pushbutton Switch with 0465-10040-00  Rev.A0
White Cap and Black Enclosure

SPDT Panel Mounted Pushbutton Switch with 0465-10040-01  Rev.A0
White Round Cap and Black Enclosure

DPDT Panel Mount Two Position Kay Switch  0465-10041-00  Rev.A0
(Remove key left; Retain key right)

DPDT Panel Mount Two Position Key Switch  0465-10041-01  Rev.A0
(Remove key left; Retain key right)

Locking Washer, Anti-Rotation             0465-10043-00  Rev.A0

LED Package (4) Right Angle per mount Red 0485-10006-02  Rev.A0
W Red Lens

Super Bright Green T-1 3/4 Light Emitting 0485-10019-15  Rev.B0
Diode (LED) with a Water Clear Lens

#22 AWG UL1430 Black PVC Insulated        0530-10004-00  Rev.B0
Stranded Copper Wire

#22 AWG UL1430 Red PVC Insulated Stranded 0530-10004-02  Rev.B0
Copper Wire

#22 AWG UL1430 White PVC Insulated        0530-10004-09  Rev.B0
Stranded Copper Wire

25 Conductor 28 AWG .50" Centers Flat     0535-10030-25  Rev.B0
Cable

Cable 9 conductor ribbon 28 AWG           0535-10041-09  Rev.A0

Loctite Instant Adhesive #403             0540-10048-00  Rev.A0

Tool Socket Wrench Tschudin & Heid  ESTOP 0700-10012-00  Rev.A0
Switch 16mm Diameter

Tool Socket Wrench NKK Push Button Switch 0700-10013-00  Rev.A0
25mm Diameter



NOTE: Modifications, conversions, and enhancements of either party's Manufacturing Information by the other party shall be treated as an enhancement pursuant to Section 19D.2 of this Agreement.


EXHIBIT D

                   FEP PLATFORM SPECIFICATIONS
             (INCLUDING MONOBLOC/INVERTER ASSEMBLY)

FEP PLATFORM SPECIFICATIONS - CODE 05141031

The product is composed by the following subsystems:

Code 10248900, Monobloc                         n.1
Code 10291000, FEP ME 640 unit                  n.1
Code 10291100, Diode array                      n.1
Code 10292900, Curtains, 0.5 mm lead equiv.     n.2
Code 20015031, transfer board                   n.1
Code 20015793, Monobloc power supply            n.1
Code 20015819, Interface board                  n.1
Code 20015849, metalflex cable, mt. 6           n.1

Design and know how information will not be supplied for Monobloc and Monobloc Power Supply.

PRODUCT SPECIFICATIONS

1.   Regulatory Specification
        1.1.    General Product Safety Compliance 92/59/CEE
        1.2.    89/392/CEE
        1.3.    DPR 547 on 27/04/1955
        1.4.    DPR 185 on 13/02/1964
        1.5.    DL   230 on 17/03/1995
        1.6.    Machine Safety EN 292-1
        1.7.    Machine Safety EN 292-2
        1.8.    Machine Safety EN 60204-1 (IEC 204-1, CEI EN 60204-1)
        1.9.    EMC, 89/336/CEE
        1.10.   "Low Voltage", 73/23/CEE
        1.11.   Basic norm on EMC En 55011/CEI 110-6
        1.12.   Generic norm on EMC emittance En 50081/CEI 110-7
        1.13.   Generic norm on EMC immunity En 55082/CEI 110-8
        1.14.   UL 187
        1.15.   ICRP recommendations on radiological protection
2.   Size, Weight, Layout Specifications
        2.1.    Size of tunnel opening is 0.6 m. wide, 0.4 m. height
        2.2.    Maximum packaged weight, 900 Kg.
        2.3. Standard cable length (maximum allowable tunnel - console distance) is 6 meters; 20 and 30 (maximum allowed) meters optional;
3.   Functional Specifications
        3.1.    Belt:
          3.1.1.    Speed 0.25 m./sec. @ 60Hz, 0.20 m./sec. @ 50 Hz within
                    10% error
          3.1.2.    Length: 2570 mm.
          3.1.3.    Height from ground: 625 mm.
        3.2.    Monobloc:
          3.2.1.    Positioned below the belt
          3.2.2.    High frequency 30 kHz Generator
          3.2.3.    Voltage to the Tube 140 Kvcc
          3.2.4.    Current to the tube 0.5 mA
          3.2.5.    Dose to the baggage less than or equal to 1.4
                    Sv/Inspection
        3.3.    Detectors:
          3.3.1.    L shaped detector arrays positioned above the belt
          3.3.2.    Number of detectors: 576 for High Energy, 576 for Low
                    Energy.
          3.3.3. Horizontal/Vertical layout: 384 diodes horizontal, 192 vertical
          3.3.4.    Low Energy Scintillator: GdOS Screens
          3.3.5.    High Energy Scintillator: CdW04 Scintillating Crystals
        3.4.    Interface Board
          3.4.1.    ISA standard PC bus IEEE - P996 Draft D2 interface
          3.4.2.    Shared memory mapping
          3.4.3.    14 pin connector daughter board interface
          3.4.4.    Programmable Acquisition Mode
          3.4.5.    Four eight bits I/O Ports
          3.4.6.    8 Kbytes non volatile RAM
        3.5.    Transfer Board
          3.5.1.    ISA standard PC bus IEEE - P996 Draft D2 interface
          3.5.2.    Shared memory mapping
          3.5.3.    Transfer Rate 13824 Kbits/sec.
4.   Operational Specifications
        4.1.    Operating Temperature 0 degrees to +40 degrees Celsius
        4.2.    Storage Temperature -20 degrees to +60 degrees Celsius
        4.3.    Humidity 95% non-condensing
        4.4.    Power Supply 220 V, 50 or 60 Hz, 1500 VA, Single Phase
        4.5. Baggage forward movement for inspection with image acquisition; backward movement without image acquisition allowed for 13 sec. For luggage repositioning.
        4.6.    100% Duty cycle
        4.7. Protection from abrasion of metal parts subject to scraping assured by Stainless Steel parts.
5.   Documentation Specifications
        5.1.    Operating Instructions
        5.2. The Technical Manual, not supplied with each equipment, includes:
          5.2.1.    Introduction
          5.2.2.    Installation Instructions
          5.2.3.    Maintenance Instructions
          5.2.4.    Spare parts List
          5.2.5.    Troubleshooting
          5.2.6.    Wiring Diagram Collection
6.   Safety Specifications
        6.1. Average dose to the luggage less than or equal to 1.4 Sv/Inspection or 0.14 mR/inspection
        6.2. Maximum leakage radiation less than 1.0Sv/hr. or 0.1 mRem/hr. within 10 cm. From the skin
        6.3.    Film Safety Equal to or greater than 1600 ASA film speed
        6.4. Two Emergency E-stop push-buttons front/back to power off the Monobloc and the Belt motor
        6.5. Protection against leakage radiation resulting from cover removal with Interlock Switches to power off the Monobloc and the Belt motor
        6.6. X-ray emission warning 2 yellow lamp front/back must light when X-ray are on
        6.7. Warning label "x-ray radiation danger" label on both the tunnel openings of the equipment
        6.8. Protection against scattered radiation from the front/back opening 0.5 mm. Lead equivalent lead curtains must be used.
        6.9. Protection against insertion of the hands on the output side of the tunnel by means of Plexiglas protection 0.3 meters long.

NOTE: This is a top level description which simply makes sections
      2.2 and 2.3.1 more specific

EXHIBIT E

                       VIVID TECHNOLOGIES'
            OPERATOR CONSOLE ASSEMBLY SPECIFICATIONS

NOTE: This is a top level description which simply makes section
      2.5 more specific.

The Operator Console is an electro-mechanical assembly attached to a Pentium based PC operating at a minimum of 133 Mz with 32 Meg of RAM (to be supplied by Gilardoni), which is attached to the FEP platform to operate and control the joint system.

The Operator Console Assembly is ergonomically designed to allow the operator to maintain their attention on the bag images without having to look down from the display. All imaging functions are represented by icons on the display and controlled through the touch pad. The console is designed to minimize operator fatigue and the stresses usually associated with prolonged screening. (A lockable console storage compartment, computer enclosure, and display table are optional accessories available at for purchase at additional cost.)

Operator Console software causes threat information to be displayed in color over a single high resolution, gray-scale image with two selectable preset options targeting either explosives or narcotics.

Advanced computer-based image processing provides real-time automated threat detection and image analysis, for simultaneous detection of commerccial and military bulk and sheet explosives, as well as conventional imaging modes (all in operator assist mode). . To accomplish this, the system uses a single program with adjustable sensitivity levels for controlling the relationship between Detection rate (Pd), Alarm rate (Pfa) and threat material thickness.

For purposes of this Agreement, "real time" means that the " threat overlays" appear on the screen coincident with the "normal image" of the bag. To accomplish this the "composite image" of the bag (threat overlays plus normal image) appear on the screen after some latency. This latency is defined as the time between when the bag first intercepts the X-ray beam (begin item) and when the bag actually begins to be displayed on the video monitor. The maximum latency is 120 lines. The latency is transparent to the operator because the composite bag image appears on the screen before the bag exits the inspection tunnel.

Imaging Capability (with 17" Display, high resolution SVGA, 60 Hz refresh rate
1024 x 768, 256 colors; 0.25 mm dot pitch; and above described computer)

Resolution:    38 AWG (0.1 mm Cu) guaranteed
Penetration:   Minimum 22 mm steel

Advanced Image Enhancements             Standard Image Enhancements

Semiautomatic Threat Alert              2X and 4X Zoom
Contrast Window Enhancement             Tri-material
Density Alert                           Pseudo Color
                                        Contrast Adjustment
                                        Edge Enhancement
                                        Reverse Video
                                        Home Key

EXHIBIT F


                   VIVID TECHNOLOGIES' CURRENT
             RETURN MATERIAL AUTHORIZATION PROCEDURE